Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus, dated December 29, 2022, and included in this Post-Effective Amendment No. 398 to the Registration Statement (Form N-1A, File No. 033-11387) of American Beacon Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 29, 2021, with respect to the financial statements and financial highlights of American Beacon Sound Point Floating Rate Income Fund (one of the funds constituting American Beacon Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 23, 2022